                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/X/ Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240. 14a-11(c) or Section 240.
    14a-12

                             Harcourt General, Inc.
                (Name of Registrant as Specified In Its Charter)

                              Eric P. Geller, Esq.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1)or 14a-6(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   Set forth the amount on which the filing fee is calculated and state how it was determined.

* / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

[LOGO]
                                                     Harcourt General, Inc.

                                                     27 Boylston Street/Box 1000
                                                     Chestnut Hill, MA 02167
                                                     (617) 232-8200



                                                                February 2, 1996


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MARCH 8, 1996

     The Annual Meeting of Stockholders of Harcourt General, Inc. will be held at 10:00 a.m., Eastern Standard Time, on Friday, March 8, 1996, at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts, for the following purposes:

          1. To elect five Class C directors and one Class A director in accordance with the By-Laws of the Company.

          2. To consider and act on a proposal to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year.

          3. To transact such other business as may properly come before the meeting and any adjournments of the meeting.

     Holders of the Company's Common Stock and Class B Stock will be asked to consider and act upon each of the foregoing items. All stockholders are cordially invited to attend the meeting.

                                            By Order of the Board of Directors

                                                 ERIC P. GELLER
                                                   Secretary



     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

[LOGO]                                               Harcourt General, Inc.

                                                     27 Boylston Street/Box 1000
                                                     Chestnut Hill, MA 02167
                                                     (617) 232-8200




                              PROXY STATEMENT FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                                 MARCH 8, 1996

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Harcourt General, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Friday, March 8, 1996, at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts, and at any adjournments thereof. All shares will be voted in accordance with the instructions contained in the proxy, but if the proxies which are signed and returned do not specify a vote on any proposal, the proxies will be voted FOR the election of the nominees for director named herein and FOR the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year. Any proxy may be revoked by a stockholder at any time before it is exercised by providing written notice of revocation to the Secretary of the Company (at the address set forth above), by executing a proxy bearing a later date, or by voting in person at the Annual Meeting. The mailing of this proxy statement and accompanying form of proxy is expected to commence on or about February 2, 1996.

     In addition to solicitations of proxies by mail, the Company's officers, directors or employees may solicit proxies by telephone or personal communication. All costs of soliciting proxies, including reimbursement of fees of certain brokers, fiduciaries and nominees in obtaining voting instructions from beneficial owners, will be borne by the Company.

     Although stock transfer books will remain open, the Board of Directors has fixed the close of business on January 11, 1996 as the record date for determining the stockholders having the right to vote at the Annual Meeting. At the meeting, each share of Common Stock and Class B Stock is entitled to one vote. At the close of business on January 11, 1996, there were 52,050,717 shares of Common Stock and 20,802,108 shares of Class B Stock of the Company outstanding and entitled to vote at the meeting.

     Shares of Common Stock and Class B Stock represented in person or by proxy at the Annual Meeting (including abstentions and broker non-votes) will be tabulated by the inspectors of election appointed for the meeting and will be counted in determining that a quorum is present. Votes are counted using written ballots.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of January 19, 1996 (except as indicated in Note 5 below) with respect to the beneficial ownership of the Company's equity securities by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock or Class B Stock, (ii) each executive officer named in the Summary Compensation Table, (iii) each director and nominee for director of the Company, and (iv) all current executive officers and directors as a group.

                                                        SHARES AND PERCENT OF CLASS OR
                                                    SERIES OF STOCK OWNED BENEFICIALLY(1)
                                           --------------------------------------------------------
                  NAME                      COMMON      %     SERIES A     %      CLASS B       %
                  ----                     --------    ---    --------    ---    ---------    -----
Smith Family Group(2)(3).................   203,267     *       --        --     20,766,398    99.8
  c/o Richard A. Smith
  Harcourt General, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02167
Richard A. Smith(2)(3)...................    78,727     *       --        --     14,364,154    69.1
  c/o Harcourt General, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02167
Nancy L. Marks(2)(3).....................    78,424     *       --        --     10,229,182    49.2
  c/o Harcourt General, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02167
Mark D. Balk, Esq.(2)(4).................    78,424     *       --        --      2,894,429    13.9
  Goulston & Storrs, P.C.
  400 Atlantic Avenue
  Boston, MA 02110
Neuberger & Berman L.P.(5)............... 4,039,027    7.8      --        --        --         --
  605 Third Avenue
  New York, NY 10158
Robert J. Tarr, Jr.(6)...................   482,432     *      55,414     4.6       --         --
John R. Cook(7)..........................    16,709     *       --        --        --         --
Brian J. Knez(8).........................    89,507     *       --        --        775,373     3.7
Eric P. Geller(9)........................    54,217     *       6,000      *        --         --
William F. Connell.......................     1,500     *       --        --        --         --
Gary L. Countryman.......................        --    --       --        --        --         --
Jack M. Greenberg........................       500     *       --        --        --         --
Herbert W. Jarvis........................     4,500     *       --        --        --         --
Jeffrey R. Lurie(10).....................    89,077     *       --        --        --         --
Lynn Morley Martin.......................       500     *       --        --        --         --
Maurice Segall...........................     2,000     *       --        --        --         --
Robert A. Smith(11)......................   100,611     *       --        --        774,273     3.7
Paula Stern..............................       100     *       --        --        --         --
Sidney Stoneman(12)...................... 1,000,000    1.9      --        --        --         --
Hugo Uyterhoeven.........................     1,200     *       1,200      *        --         --
Clifton R. Wharton, Jr. .................     1,500     *       --        --        --         --
All current executive officers and
  directors as a group (21
  persons)(13)........................... 1,763,913    3.4     63,622     5.3    15,913,800    76.5

---------------
   * Less than 1%.


 (1) Each share of Class B Stock is convertible at any time into one share of Common Stock. Each share of the Company's Series A Cumulative Convertible Stock ("Series A Stock"), which is not a voting security of the Company, is convertible at any time into 1.1 shares of Common Stock. The Company knows of no person owning Series A Stock who, after conversion of such stock, would own more than 5% of the Company's outstanding Common Stock. Unless otherwise indicated in the following footnotes, each stockholder referred to above has sole voting and investment power with respect to the shares listed.

 (2) Certain of the shares included in the table have been counted more than once because of certain rules and regulations of the Securities and Exchange Commission. The total number of shares owned by, or for the benefit of, Richard A. Smith, Nancy L. Marks and members of their families is as shown for the "Smith Family Group." See Note 3. Mr. Smith and Mrs. Marks are "control" persons of the Company within the meaning of the rules and regulations of the Securities and Exchange Commission.

 (3) The Smith Family Group includes Richard A. Smith, Chairman of the Board of the Company; Nancy L. Marks, Mr. Smith's sister; Robert A. Smith, Group Vice President and a director of the Company, who is the son of Richard A. Smith; Brian J. Knez, President of Harcourt Brace & Company and a director of the Company, who is the son-in-law of Richard A. Smith; Jeffrey R. Lurie, a nominee for director of the Company and the son of Nancy L. Marks; other members of their families and various family corporations, trusts and charitable foundations. Certain members of the Smith Family Group have filed a Schedule 13D, as amended, with the Securities and Exchange Commission. The Schedule 13D discloses that the members of the Smith Family Group have executed the Smith-Lurie/Marks Stockholders' Agreement dated December 29, 1986, as supplemented (the "Stockholders' Agreement"). The Stockholders' Agreement imposes certain restrictions on the ability of the parties thereto to convert their Class B Stock into Common Stock without permitting the other parties to acquire the shares proposed to be so converted.

     Not all shares of Class B Stock and none of the shares of Common Stock owned beneficially by the members of the Smith Family Group are subject to the Stockholders' Agreement. Thus, while 19,734,912 shares of Class B Stock are subject to the terms of the Stockholders' Agreement, the total number of shares held by or for the benefit of the Smith Family Group and as to which the Smith Family Group is deemed to be the beneficial owner is 20,766,398 shares of Class B Stock and 203,267 shares of Common Stock, which includes 31,807 shares of Common Stock subject to outstanding options exercisable within 60 days of January 19, 1996. The 20,766,398 shares of Class B Stock constitute 99.8% of the outstanding Class B Stock and, together with the 203,267 shares of Common Stock owned by the Smith Family Group, constitute 28.2% of the aggregate of the shares of the Class B Stock, Common Stock and Series A Stock outstanding as of January 19, 1996, assuming conversion of all Series A Stock into Common Stock. Members of the Smith Family Group possess sole or shared voting power over all of the shares shown in the table.

     Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to the stockholders, and each share of Class B Stock entitles the holder thereof to one vote on all such matters, except that each share of Class B Stock entitles the holder thereof to ten votes on the election of directors at any stockholders' meeting under certain circumstances which are not present as of the date of this Proxy Statement. As to any elections in which the Class B Stock carries one vote per share (as is the case on the date of this Proxy Statement), the Smith Family Group had, as of January 19, 1996, 28.7% of the combined voting power of the Common Stock and Class B Stock. As to any elections in which the Class B Stock would carry ten votes per share, the Smith Family Group had, as of January 19, 1996, 79.9% of the combined voting power of the Common Stock and Class B Stock. The effect of this significant voting power is to permit the Smith Family Group to exert decisive control over the results of elections for the Board of Directors in the event of a substantial accumulation of Common Stock by persons unrelated to the Smith Family Group.

     The holders of Common Stock and the holders of Class B Stock are each entitled to vote separately as a class on a number of significant matters. For example, the holders of Common Stock and Class B Stock will each vote separately as a class on any (i) merger or consolidation of the Company with or into any other corporation, any sale, lease, exchange or other disposition of all or substantially all of the Company's assets to or with any other person, or any dissolution of the Company, (ii) additional issuances of Class B Stock other than in connection with stock splits and stock dividends, and (iii) amendments to the Company's Restated Certificate of Incorporation.

 (4) Mr. Balk, who is an officer and director of the law firm of Goulston & Storrs, P.C., and is included in the Smith Family Group because he serves as a trustee and/or director of several Smith family trusts and/or corporations, shares voting and investment power with respect to all shares of Class B Stock and Common Stock shown next to his name with various members of the Smith Family Group. Mr. Balk disclaims beneficial ownership of such shares, all of which are included in the number of shares owned beneficially by or for the benefit of the Smith Family Group. See Note 3.

 (5) The information reported was provided to the Company by Neuberger & Berman in December 1995. Neuberger & Berman has shared voting power with respect to 2,093,400 shares and shared investment power with respect to all of the shares reported in the table. Neuberger & Berman disclaims any economic interest with respect to the shares reported in the table.

 (6) Includes 125,954 shares of Common Stock which are subject to outstanding options exercisable within 60 days of January 19, 1996. Also includes 15,000 shares of Common Stock and 15,000 shares of Series A Stock owned by Mr. Tarr's wife; 12,248 shares of Common Stock owned by a charitable trust of which Mr. Tarr is a trustee; 30,000 shares of Common Stock held by three trusts, of which Mr. Tarr's wife is a trustee, for the benefit of their children and 15,000 shares of Series A Stock owned by Mr. Tarr's wife as custodian for their three children. Mr. Tarr disclaims beneficial ownership of the shares described in the preceding sentence.

 (7) Represents options exercisable within 60 days of January 19, 1996.

 (8) Includes 10,628 shares of Common Stock which are subject to outstanding options exercisable within 60 days of January 19, 1996. Also includes 279,965 shares of Class B Stock held by Mr. Knez's wife, 483,528 shares of Class B Stock held in trust for the benefit of Mr. Knez's wife, 11,880 shares of Class B Stock held by two trusts, of which Mr. Knez is a trustee, for the benefit of his children, and 78,000 shares of Common Stock held by a private foundation of which Mr. Knez is one of seven trustees and shares voting and investment power. Mr. Knez disclaims beneficial ownership of the shares held by the private foundation. All of the shares reported for Mr. Knez are included in the shares owned by the Smith Family Group. See Note 3.

 (9) Includes 37,500 shares of Common Stock which are subject to outstanding options exercisable within 60 days of January 19, 1996.

(10) Includes 10,640 shares of Common Stock held by the Philadelphia Eagles, Inc., of which Mr. Lurie is owner and Chief Executive Officer, and 78,424 shares of Common Stock held by a charitable foundation of which Mr. Lurie is one of five trustees and shares voting and investment power. Mr. Lurie disclaims beneficial ownership of the shares held by the charitable foundation. All of the shares reported for Mr. Lurie are included in the shares owned by the Smith Family Group. See Note 3.

(11) Includes 21,179 shares of Common Stock which are subject to outstanding options exercisable within 60 days of January 19, 1996, 160,000 shares of Class B Stock held by a trust of which Mr. Smith is a trustee and beneficiary and 78,000 shares of Common Stock held by a private foundation of which Mr. Smith is one of seven trustees and shares voting and investment power. Mr. Smith disclaims beneficial ownership of the shares held by the private foundation. All of the shares reported for Mr. Smith are included in the shares owned by the Smith Family Group. See Note 3.

(12) Includes 494,336 shares of Common Stock over which Mr. Stoneman has sole voting and investment power and 505,664 shares of Common Stock owned by Mr. Stoneman's wife, as to which shares Mr. Stoneman disclaims beneficial ownership.

(13) Includes 275,285 shares of Common Stock which are subject to outstanding options exercisable within 60 days of January 19, 1996.

                           1.  ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of three classes. At each Annual Meeting, a class of directors is elected for a full term of three years to succeed those whose terms are expiring.

     At the 1996 Annual Meeting, five Class C directors are to be elected for three year terms and one Class A director is to be elected for a one year term to coincide with the terms of the other Class A directors. The persons named in the accompanying proxy will vote each proxy for the election of the nominees listed below, unless directed otherwise. Each of the Class C nominees (other than Jeffrey R. Lurie) is currently a member of the Board of Directors. The Company has no reason to believe that the listed nominees will become unavailable for election, but if for any reason that should be the case, the proxies may be voted for substitute nominees. In electing directors, holders of the Common Stock and Class B Stock vote together as a single class. A plurality of the votes cast at the Annual Meeting is required to elect each director. Proxies withholding authority to vote for a nominee will be treated as votes cast against the election of such nominee. Broker non-votes will not be treated as votes cast and, therefore, will not be counted in calculating a plurality.

     Sidney Stoneman, a current Class C director, is not standing for election at the 1996 Annual Meeting, but has been elected Director Emeritus by the Board of Directors of the Company effective at the Annual Meeting. Mr. Stoneman, who is 84 years old, has been a director of the Company since 1950. He has served as Vice Chairman of the Board of Directors since December 1991 and was Chairman of the Executive Committee of the Board of Directors prior thereto.

     The Company's By-Laws provide for the independence of a majority of the members of the Board of Directors and the Audit, Nominating and Compensation Committees. Those persons who are considered "independent" within the meaning of the Company's By-Laws are indicated by an asterisk (*) below.

     All of the nominees for director and the directors who will continue to serve after the 1996 Annual Meeting are listed below with their principal occupations for the last five years.

            NOMINEES FOR TERMS EXPIRING IN 1999 (CLASS C DIRECTORS)

BRIAN J. KNEZ, age 38, Director since 1995

     President and Chief Executive Officer of Harcourt Brace & Company since May 1995; President of the Scientific, Technical, Medical and Professional Group of Harcourt Brace from 1993 to May 1995; Group Vice President of the Scientific Technical and Medical Group of Harcourt Brace from 1991 to 1993; Vice President of the Company since November 1991; Assistant to the President of the Company prior thereto. Mr. Knez is the son-in-law of Richard A. Smith, Chairman of the Board of the Company, and the brother-in-law of Robert A. Smith, Group Vice President and a director of the Company.

JEFFREY R. LURIE, age 44, Nominee for the First Time

     Owner and Chief Executive Officer, Philadelphia Eagles, Inc., a National Football League franchise, since May 1994; President and Chief Executive Officer of Chestnut Hill Productions, a motion picture production company, since 1985. Mr. Lurie is the nephew of Richard A. Smith, Chairman of the Board of the Company, and the cousin of Robert A. Smith, Group Vice President and a director of the Company.

LYNN MORLEY MARTIN*, age 56, Director since 1993

     Davee Chair, J. L. Kellogg School of Management, Northwestern University, since September 1993; Advisor, Deloitte & Touche LLP, since June 1993; former Fellow at the Kennedy School of Government, Harvard University; United States Secretary of Labor from February 1991 to January 1993; Member of the United States House of Representatives (Illinois 16th Congressional District) from 1981 to February 1991; Director of Ameritech Corporation, Ryder Systems, Inc., Procter & Gamble Co., TRW Inc. and various Dreyfus mutual funds.

PAULA STERN*, age 50, Director since 1993

     President of The Stern Group, Inc., an economic analysis and trade advisory firm; Senior Fellow, Progressive Policy Institute, since October 1993; Former Chairwoman of the U.S. International Trade Commission; Director of Westinghouse Electric Corporation, Duracell International Inc. and Wal-Mart Stores, Inc.

CLIFTON R. WHARTON, JR.*, age 69, Director since 1994

     Retired Chairman and Chief Executive Officer of Teachers Insurance and Annuity Association-College Retirement Equities Fund (TIAA-CREF); Deputy Secretary of State, U.S. Department of State, from January 1993 to November 1993; former Chancellor, State University of New York System; Director of Ford Motor Company, Tenneco, Inc., New York Stock Exchange, Inc. and TIAA-CREF Board of Overseers.

              NOMINEE FOR TERM EXPIRING IN 1997 (CLASS A DIRECTOR)

GARY L. COUNTRYMAN*, age 56, Nominee for the First Time

     Chairman (since April 1991) and Chief Executive Officer of Liberty Mutual Insurance Company and Liberty Mutual Fire Insurance Company; President of those companies through March 1992; Chairman of Liberty Financial Companies, Inc.; Director of Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, Liberty Financial Companies, Inc., Boston Edison Company, and Bank of Boston Corporation and its principal subsidiary, The First National Bank of Boston. Mr. Countryman served as a director of The Neiman Marcus Group, Inc., a majority-owned subsidiary of the Company, from its creation in 1987 until January 19, 1996.

            DIRECTORS WHOSE TERMS EXPIRE IN 1997 (CLASS A DIRECTORS)

JACK M. GREENBERG*, age 53, Director since 1993

     Vice Chairman and Chief Financial Officer of McDonald's Corporation since January 1992; Senior Executive Vice President and Chief Financial Officer of McDonald's Corporation prior thereto; Director of McDonald's Corporation, Stone Container Corporation and Arthur J. Gallagher & Company.

HERBERT W. JARVIS*, age 70, Director since 1981

     Retired President and Chief Executive Officer of Sybron Corporation; Adjunct Professor of Management at the Rochester Institute of Technology from 1987 to 1991; Director of Berkshire Life Insurance Company and various other corporations and organizations.

RICHARD A. SMITH, age 71, Director since 1950

     Chairman of the Board of the Company and of The Neiman Marcus Group, Inc.; Chief Executive Officer of the Company and of The Neiman Marcus Group, Inc. until December 1991; Chairman of the Board, President (until November 1, 1995) and Chief Executive Officer of GC Companies, Inc. since December, 1993; Director of The Neiman Marcus Group, Inc., GC Companies, Inc., Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, Liberty Financial Companies, Inc., and Bank of Boston Corporation and its principal subsidiary, The First National Bank of Boston. Mr. Smith is the father of Robert A. Smith, who is Group Vice President and a director of the Company, the father-in-law of Brian
J. Knez, who is President and Chief Executive Officer of Harcourt Brace & Company and a director of the Company, and the uncle of Jeffrey R. Lurie, a nominee as a Class C director.

ROBERT J. TARR, JR., age 52, Director since 1982

     President, Chief Executive Officer (since December 1991) and Chief Operating Officer of the Company and of The Neiman Marcus Group, Inc.; Director of The Neiman Marcus Group, Inc.

            DIRECTORS WHOSE TERMS EXPIRE IN 1998 (CLASS B DIRECTORS)

WILLIAM F. CONNELL*, age 57, Director since 1992

     Chairman and Chief Executive Officer of Connell Limited Partnership; Director of Boston Edison Company, Bank of Boston Corporation and its principal subsidiary, The First National Bank of Boston, and North American Mortgage Company.

MAURICE SEGALL*, age 66, Director since 1986

     Senior Lecturer, Massachusetts Institute of Technology; Former Chairman and Chief Executive Officer of Zayre Corp.; Director of AMR Corporation.

ROBERT A. SMITH, age 36, Director since 1989

     Group Vice President of the Company since December 1991; Group Vice President of The Neiman Marcus Group, Inc. since January 1992; Vice President -- Corporate Development of the Company prior to December 1991; Vice President -- Corporate Development of The Neiman Marcus Group, Inc. prior to January 1992; President and Chief Operating Officer of GC Companies, Inc. since November 1995. Mr. Smith is the son of Richard A. Smith, Chairman of the Board of the Company, the brother-in-law of Brian J.

Knez, President and Chief Executive Officer of Harcourt Brace & Company and a director of the Company, and the cousin of Jeffrey R. Lurie, a nominee as a Class C director.

HUGO UYTERHOEVEN*, age 64, Director since 1980

     Timken Professor of Business Administration, Graduate School of Business Administration, Harvard University; Director of Bombardier, Inc., Brown Boveri & Cie, Ciba-Geigy AG, The Stanley Works and Ecolab, Inc.
---------------

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended October 31, 1995, the Board of Directors held five meetings and acted twice by unanimous written consent. During fiscal 1995, each director of the Company attended at least 75% of the aggregate number of Board meetings and meetings held by committees of which he or she is a member. The Board of Directors has designated four principal standing committees. Set forth below are descriptions of the functions of such committees and the names of their current members.

     Audit Committee. The members of the Audit Committee, which met four times during fiscal 1995, are Messrs. Jarvis (Chairman), Greenberg, Uyterhoeven and Wharton and Dr. Stern. The functions of the Audit Committee include the review of the scope of the services of the Company's independent auditors and the responsibilities of the Company's internal audit department and a continuing review of the Company's internal procedures and controls. The Audit Committee annually reviews the Company's audited financial statements, considers the qualifications and fees of the independent auditors of the Company and makes recommendations to the Board of Directors as to the selection of the auditors and the scope of their audit services.

     Compensation Committee. The members of the Compensation Committee, which met once and acted on one occasion by unanimous written consent during fiscal 1995, are Messrs. Segall (Chairman), Connell, Greenberg and Uyterhoeven and Ms. Martin. The functions of the Compensation Committee are to review or determine salaries, benefits and other compensation for officers and key employees of the Company and its subsidiaries and to administer the Company's stock incentive plans.

     Nominating Committee. The members of the Nominating Committee, which met once during fiscal 1995, are Messrs. Uyterhoeven (Chairman), Connell, Jarvis, Stoneman, Richard A. Smith and Ms. Martin. The functions of the Nominating Committee, in addition to nominating directors and making recommendations concerning the structure and membership of the various committees of the Board of Directors, include consulting with the Chief Executive Officer on questions of management, organization and succession and providing the Board of Directors with such guidance on these matters as the Board of Directors may seek from time to time. The Company's By-Laws provide that the Nominating Committee must carefully consider all suggestions timely received from any stockholder of nominees for director of the Company when the nominee confirms in writing to the Nominating Committee his or her desire to serve as a director of the Company and where the credentials of the nominee meet the standards generally applied by the Nominating Committee. Written suggestions for candidates, accompanied by the consent of the proposed candidate to serve as a director if nominated and elected, and a detailed description of his or her qualifications and background, should be sent to the Company, c/o Secretary, P.O. Box 1000, Chestnut Hill, Massachusetts 02167 (see "Deadline for Submission of 1997 Stockholder Proposals and Nominations").

     Executive Committee. The members of the Executive Committee, which did not act during fiscal 1995, are Messrs. Richard A. Smith (Chairman), Robert J. Tarr, Jr. and Robert A. Smith. The By-Laws confer upon the Executive Committee the authority to manage the affairs of the Company in the intervals between meetings of the Board of Directors, except that the Committee may not effect certain fundamental corporate actions such as (a) declaring a dividend, (b) amending the Restated Certificate of Incorporation or the By-

Laws, (c) adopting an agreement of merger or consolidation or (d) imposing a lien on substantially all the assets of the Company. In practice, the Executive Committee meets infrequently and does not act except on matters which must be dealt with prior to the next scheduled Board of Directors meeting and which are not sufficiently important to require action by the full Board of Directors.

DIRECTORS' COMPENSATION

     Those directors who are not employees of the Company receive an annual retainer of $22,500 each and a fee of $1,750 per meeting attended, plus travel and incidental expenses (an aggregate of $15,703 in fiscal 1995) incurred in attending meetings and carrying out their duties as directors. They also receive a fee of $750 (the Chairmen receive $1,250, with the exception of the Chairmen of the Audit and Compensation Committees, who receive $1,750) for each committee meeting attended. If a director is unable to attend a meeting in person but participates by telephone, he or she receives one-half of the fee that would otherwise be payable. Through fiscal 1995, Mr. Stoneman, who is not standing for re-election to the Board, received an annual retainer of $25,000 as Vice Chairman of the Board of Directors.

     All directors of the Company are invited to attend meetings of the Board of Directors of The Neiman Marcus Group, Inc. ("NMG"), a publicly-held company in which the Company has a controlling interest. Directors of the Company who are not employees of the Company and who participate in NMG Board meetings receive $1,500 for each meeting attended in person and $750 for participating by telephone. The total amount paid to directors of the Company for attendance at NMG Board meetings in fiscal 1995 was $11,250.

     The Company offers non-employee directors the alternative of receiving directors' fees on a deferred basis. Those directors may elect to defer receipt of all or a specified portion of their fees (i) in the form of cash with interest at a rate equal to the average of the top rates paid by major New York banks on primary new issues of three month negotiable certificates of deposit, or (ii) in the form of units, the value of each unit initially being equal to the fair market value of one share of Common Stock of the Company on the date the fees would otherwise be payable. To date, Messrs. Greenberg, Jarvis and Uyterhoeven and Dr. Stern have elected to receive their fees on a deferred basis using the stock based method, and Mr. Stoneman has elected to defer his fees using the cash based method.

     The Company also maintains a retirement plan for its non-employee directors. Directors who have served on the Board for at least ten years are entitled to receive an annual retirement benefit equal to the annual retainer in effect during the year in which they retire. This benefit continues for a period of time equal to the director's length of service on the Board. Retirement benefits are not payable after death or in the event a director joins the board of directors or becomes an executive officer of a competitor of the Company within three years of his or her retirement as a director of the Company.

SECTION 16 REPORTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company believes that all filing requirements applicable to its insiders were complied with during fiscal 1995.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table provides information on the compensation provided by the Company during fiscal 1995, 1994 and 1993 to the Company's Chief Executive
Officer and the four most highly paid executive officers of the Company during fiscal 1995.

                                                                                                    LONG-TERM
                                                                                                 COMPENSATION(1)
                                                                                                 ---------------
                                                                                                     AWARDS
                                                                                                 ---------------
                                                              ANNUAL COMPENSATION                  SECURITIES
                                                 ---------------------------------------------     UNDERLYING        ALL OTHER
             NAME AND                   FISCAL      SALARY         BONUS        OTHER ANNUAL          OPTIONS       COMPENSATION
        PRINCIPAL POSITION               YEAR        ($)          ($)(2)     COMPENSATION($)(3)      (#)(4)(5)         ($)(6)
----------------------------------      ------    ----------    ----------   ------------------   ---------------   ------------
Robert J. Tarr, Jr.....................  1995     $1,500,000    $1,125,000        $ 89,862               --           $ 92,994
President and Chief Executive            1994     $1,400,000    $1,050,000        $ 69,431               --           $ 95,042
Officer                                  1993     $1,250,000    $  937,500        $145,618               --           $ 89,521

Richard A. Smith(7)....................  1995     $  750,000    $  525,000           --                  --           $334,805(8)
Chairman of the Board                    1994     $  750,000    $  525,000           --                  --           $273,404(8)
                                         1993     $  750,000    $  525,000           --                  --           $253,483(8)

John R. Cook...........................  1995     $  337,500    $  168,750           --                 4,000         $ 16,596
Senior Vice President and                1994     $  330,000    $  165,000           --                15,000         $ 17,800
Chief Financial Officer                  1993     $  315,000    $  157,500           --                16,515         $ 15,331

Brian J. Knez(9).......................  1995     $  301,923    $  152,383           --                 3,000         $ 14,159
President and Chief Executive Officer    1994     $  220,000    $   66,000           --                 2,500         $  8,601
Harcourt Brace & Company                 1993     $  200,000    $   77,760           --                 2,753         $  9,492

Eric P. Geller.......................... 1995     $  292,500    $  146,250        $ 77,307              4,000         $ 14,456
Senior Vice President,                   1994     $  280,000    $  140,000           --                10,000         $ 15,118
General Counsel and Secretary            1993     $  262,500    $  165,000        $118,380               --  (10)     $ 15,251

---------------

 (1) The Company does not have a long-term compensation program that includes long-term incentive payouts.

 (2) Bonus payments are reported with respect to the year in which the related services were performed.

 (3) No disclosure regarding items included in this column is required unless the amount in any year exceeds the lesser of $50,000 or 10% of the total annual salary and bonus for any named officer. Includes the cost to the Company of medical and dental expenses, financial counseling and estate planning fees, auto expenses with respect to Messrs. Smith and Tarr, tax offset bonuses in connection with the exercise of stock options in the amount of $62,530 to Mr. Geller in fiscal 1995 and to Messrs. Tarr and Geller in the respective amounts of $77,331 and $109,148 in fiscal 1993, and bargain interest on Company loans, including bargain interest of $64,801, $45,181 and $38,858 for Mr. Tarr in fiscal 1995, 1994 and 1993, respectively.

 (4) At the end of fiscal 1995, the only named executive officers who held restricted shares of Common Stock were Mr. Knez, who had 150 shares with a fair market value (based on the New York Stock Exchange closing price of the Company's Common Stock of $39.625 at fiscal year end) of $5,944, and Mr. Geller, who had 250 shares with a fair market value of $9,906. Those shares became fully vested in January 1996.

 (5) In connection with the spinoff of the Company's motion picture exhibition business to the Company's stockholders in December 1993, the number and exercise price of all options shown in the table for fiscal 1993 were adjusted in accordance with the 1988 Stock Incentive Plan.

 (6) The items accounted for in this column include the value of allocated ESOP shares, the cost to the Company of matching contributions under the Key Employee Deferred Compensation Plan and group life insurance premiums. For fiscal 1995, such amounts for each of the named executive officers were, respectively, as follows: Mr. Tarr -- $500, $78,462 and $14,032; Mr. Smith -- $500, $0 and $2,160; Mr. Cook -- $500, $15,144 and $952; Mr. Knez --
     $500, $13,023 and $952; and Mr. Geller -- $500, $13,126 and $830. Also
     included in this column for fiscal 1995 is $332,145 for Mr. Smith, which represents a calculation of the benefit to Mr. Smith of the premium advanced by the Company in fiscal 1995 on the life insurance policy referred to in paragraph B under "Transactions Involving Management." The benefit is determined for the period, projected on an actuarial basis, between the date the premium is paid by the Company and the date the Company will be entitled to reimbursement of the premium.

 (7) Pursuant to a Deferred Compensation Agreement between the Company and Mr. Smith dated as of December 15, 1994, Mr. Smith has agreed to defer that portion of his compensation for fiscal 1995 and succeeding fiscal years which is not deductible as compensation by the Company under the provisions of the Internal Revenue Code which disallow a tax deduction to the Company for compensation to an executive officer named in the Summary Compensation Table in excess of $1 million in any fiscal year.

 (8) For information regarding advances made to Mr. Smith of a portion of the premiums payable on a split dollar life insurance policy, see paragraph B under "Transactions Involving Management."

 (9) Mr. Knez became President and Chief Executive Officer of Harcourt Brace & Company in May, 1995.

(10) In lieu of receiving any stock option grants in fiscal 1993, Mr. Geller received an option grant of 11,010 shares (as adjusted for the spinoff of the Company's motion picture exhibition business) in June 1992 after he became Senior Vice President and General Counsel.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information regarding options granted under the Company's 1988 Stock Incentive Plan during the fiscal year ended October 31,
1995 to the executive officers named in the Summary Compensation Table.

                                       INDIVIDUAL GRANTS(1)                     POTENTIAL REALIZABLE
                      ------------------------------------------------------      VALUE AT ASSUMED
                       NUMBER OF        % OF                                      ANNUAL RATES OF
                      SECURITIES        TOTAL                                       STOCK PRICE
                      UNDERLYING       OPTIONS                                    APPRECIATION FOR
                        OPTIONS      GRANTED TO      EXERCISE OR                   OPTION TERM(2)
                        GRANTED     EMPLOYEES IN     BASE PRICE    EXPIRATION   --------------------
        NAME              (#)        FISCAL YEAR       ($/SH)         DATE        5%          10%
        ----          -----------  ---------------   -----------    --------    -------     --------
Mr. Tarr(3)..........     --             --               --           --         --           --
Mr. Smith(4).........     --             --               --           --         --           --
Mr. Cook.............    4,000          4.99%          $33.25       12/16/04    $83,643     $211,968
Mr. Knez.............    3,000          3.74%          $33.25       12/16/04    $62,732     $158,976
Mr. Geller...........    4,000          4.99%          $33.25       12/16/04    $83,643     $211,968

---------------

(1) No stock appreciation rights were granted to any named executive officer during fiscal 1995. All option grants are non-qualified stock options having a term of 10 years and one day. They become exercisable at the rate of 20% on each of the first five anniversary dates of the grant. All options were granted at fair market value determined by the closing price of the Common Stock on the New York Stock Exchange on the date of grant.

(2) These potential realizable values are based on assumed rates of appreciation required by applicable regulations of the Securities and Exchange Commission.

(3) Pursuant to Mr. Tarr's Employment Agreement, following the grants of options and restricted stock to Mr. Tarr in fiscal 1992, he is not eligible to receive any additional restricted stock or stock options through October 1996. For a description of Mr. Tarr's Employment Agreement, see paragraph A under "Transactions Involving Management."

(4) Mr. Smith does not participate in the Company's stock incentive plans.


              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION VALUES(1)

     The following table provides information regarding the stock options exercised during fiscal 1995 and the number and value of stock options held at October 31, 1995 by the executive officers named in the Summary Compensation
Table.

                                                               NUMBER OF
                                                               SECURITIES            VALUE OF
                                                               UNDERLYING          UNEXERCISED
                                                              UNEXERCISED          IN-THE-MONEY
                                   SHARES                      OPTIONS AT           OPTIONS AT
                                  ACQUIRED                  OCT. 31, 1995(#)     OCT. 31, 1995($)
                                     ON         VALUE      ------------------   ------------------
                                  EXERCISE     REALIZED       EXERCISABLE/         EXERCISABLE/
              NAME                   (#)        ($)(2)      UNEXERCISABLE(3)    UNEXERCISABLE(3)(4)
--------------------------------  ---------   ----------   ------------------   ------------------
Mr. Tarr(5).....................   206,102    $5,291,103         121,110/           $2,399,484/
                                                                  48,885            $1,156,758
Mr. Smith(6)....................     --           --               --                    --
Mr. Cook........................     --           --               9,606/           $   92,638/
                                                                  25,909            $  216,019

Mr. Knez........................     --           --               7,765/           $  147,676/
                                                                   8,746            $  100,737

Mr. Geller......................     5,505    $  115,109          37,672/           $  716,609/
                                                                  18,717            $  206,922

---------------

(1) No stock appreciation rights were held, other than those discussed in Note 5 below, by any of the named executive officers during fiscal 1995.

(2) Represents the difference between the closing price of the Company's Common Stock on the New York Stock Exchange on the date of exercise and the option exercise price.

(3) In connection with the spinoff of the Company's motion picture exhibition business to the Company's stockholders in December 1993, the number and exercise price of all options granted to all employees of the Company, including the named executive officers, prior to the spinoff were adjusted in accordance with the Company's stock incentive plans.

(4) The value of unexercised in-the-money options is calculated by multiplying the number of underlying shares by the difference between the closing price of the Company's Common Stock on the New York Stock Exchange at fiscal year end ($39.625) less the option exercise price for those shares. These values have not been realized. The closing price of the Company's Common Stock on the New York Stock Exchange was $39 on January 19, 1996.

(5) The number of shares listed in the first column for Mr. Tarr includes the surrender of vested options to purchase 132,120 shares of Common Stock at an exercise price of $15.89. The Company paid Mr. Tarr $3,250,865 in connection with that surrender. The amount of that payment, which was calculated based on the difference between the closing price of the Common Stock on the New York Stock Exchange on the date Mr. Tarr surrendered the options and the option exercise price, is included in the second column in this table. In November 1991, Mr. Tarr was granted stock appreciation rights in tandem with 220,200 non-qualified stock options (as adjusted, see
    Note 3 above). The value of these stock appreciation rights is not separately listed in this table since an equal number of options must be surrendered if the stock appreciation rights are exercised.

(6) Mr. Smith does not participate in the Company's stock incentive plans.


                                 PENSION PLANS

     The Company maintains a funded, qualified pension plan known as the Harcourt General Retirement Plan (the "Retirement Plan"). Non-union employees of the Company who have reached the age of 21 and completed one year of service with 1,000 or more hours participate in the Retirement Plan, which pays benefits upon retirement or termination of employment by reason of disability. Benefits under the Retirement Plan become fully vested after five years of service with the Company.

     The Company also maintains a Supplemental Executive Retirement Plan (the "SERP"). The SERP is an unfunded, non-qualified plan under which benefits are paid from the Company's general assets to supplement Retirement Plan and Social Security benefits. Executive, administrative and professional employees with an annual base salary at least equal to a self-adjusting minimum ($100,000 as of December 31, 1995) are eligible to participate in the SERP. At normal retirement age (generally age 65), a participant with 25 or more years of service is entitled to payments under the SERP sufficient to bring his or her combined annual benefit from the Retirement Plan and the SERP, computed as a straight life annuity, up to 50% of the participant's highest consecutive 60 month average of annual pensionable earnings, less 60% of his or her estimated annual primary Social Security benefit. If the participant has fewer than 25 years of service, the combined benefit is proportionately reduced. In computing the combined benefit, "pensionable earnings" means base salary, including any salary which may have been deferred. Benefits under the SERP become fully vested after five years of service with the Company.

     The following table shows the estimated annual pension benefits payable to employees in various compensation and years of service categories. The estimated benefits apply to an employee retiring at age 65 in 1995 who elects to receive his or her benefit in the form of a straight life annuity. These benefits include amounts attributable to both the Retirement Plan and the SERP and are in addition to any retirement benefits that might be received from Social Security.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS
                       UNDER RETIREMENT PLAN AND SERP(1)

                                                      TOTAL CREDITED YEARS OF SERVICE
 AVERAGE                                ------------------------------------------------------------
PENSIONABLE                                                                                     25
EARNINGS                                   5            10           15           20         OR MORE
---------                                  -            --           --           --         -------
$ 300,000  ...........................  $ 30,000     $ 60,000     $ 90,000     $120,000     $150,000
  600,000  ...........................    60,000      120,000      180,000      240,000      300,000
  900,000  ...........................    90,000      180,000      270,000      360,000      450,000
1,200,000  ...........................   120,000      240,000      360,000      480,000      600,000
1,500,000  ...........................   150,000      300,000      450,000      600,000      750,000

---------------
(1) The amounts actually payable will be lower than the amounts shown above, since the above amounts will be reduced by 60% of the participant's estimated primary Social Security benefit. Richard A. Smith will have a smaller Social Security reduction due to certain guaranty provisions contained in a prior pension plan in which he participated. In 1990, Mr. Smith received a distribution of the present value of excess retirement benefits then accrued under an agreement between Mr. Smith and the Company; his future retirement benefits will thus be reduced accordingly.


     The following table shows the pensionable earnings and credited years of service for the executive officers named in the Summary Compensation Table as of October 31, 1995 and years of service creditable at age 65. Credited service may not exceed 25 years for the purpose of calculating retirement benefits under any of the Company's retirement plans.

                                                                             YEARS OF SERVICE
                                                                          ----------------------
                                                 PENSIONABLE EARNINGS         AT
                                                    FOR YEAR ENDED        OCTOBER 31,       AT
                     NAME                          OCTOBER 31, 1995          1995         AGE 65
                     ----                        --------------------     -----------     ------
Mr. Tarr(1)....................................       $1,500,000               19           25
Mr. Smith......................................          750,000               25           25
Mr. Cook.......................................          337,500                3           14
Mr. Knez.......................................          301,923                8           25
Mr. Geller.....................................          292,500               16           25

---------------

(1) See paragraph A under "Transactions Involving Management" for a description of Mr. Tarr's retirement benefits under his Employment Agreement.


TRANSACTIONS INVOLVING MANAGEMENT

     A. The Company and Mr. Tarr have entered into an Employment Agreement effective as of November 25, 1991 (the "Employment Agreement"), as modified by a Supplemental Agreement effective as of December 17, 1992 (the "Supplemental Agreement"). The initial term of the Employment Agreement continues until October 31, 1996. As provided therein, the Board of Directors of the Company unanimously voted in June 1995 to extend the Employment Agreement for two additional 12-month periods (each such period is referred to as an "Extension"), so that the Employment Agreement now runs through October 31, 1998. The initial term, as so extended, is referred to herein as the "Term."

     Under the Employment Agreement, Mr. Tarr shall be the President, Chief Executive Officer and Chief Operating Officer of the Company. The Employment Agreement provides that Mr. Tarr's base salary will be $1,500,000 for fiscal 1995 and $1,600,000 for each of fiscal 1996, 1997 and 1998.

     Mr. Tarr is eligible to receive an annual cash bonus for each fiscal year during the Term. Each annual bonus is based on the achievement of performance objectives to be agreed on by the Compensation Committee and Mr. Tarr. For fiscal years 1995 and 1996, Mr. Tarr is entitled to a maximum annual bonus equal to 75% of his base salary if the performance objectives are achieved. During fiscal 1997 and 1998, the 75% figure will be increased to 100%. All annual bonuses will be reduced to the extent that performance objectives are not achieved, except that in no event shall the bonus paid for fiscal 1996 be less than $800,000. Mr. Tarr's bonus for fiscal 1995 is included in the Summary Compensation Table.

     Mr. Tarr is entitled to participate in all benefit plans maintained by the Company for its senior executives. Pursuant to his Employment Agreement, in June 1992 Mr. Tarr received a loan from the Company in the amount of $1,000,000, which carried interest at an annual rate of 5%. Mr. Tarr discharged this loan in December 1994. In addition, the Company pays all premiums on a $450,000 life insurance policy in Mr. Tarr's name until the policy is fully paid-up.

     At the end of the Term, Mr. Tarr will receive an annual retirement benefit during his lifetime of 50% of his final average compensation, which is defined as 1/5 of the total of his base salary plus annual bonuses received for the five consecutive 12-month periods during the Term for which such total is the highest. If Mr. Tarr is survived by his spouse, then she will receive a retirement benefit during her lifetime in an annual amount equal to 50% of the benefit being paid to Mr. Tarr at the time of his death.

     If Mr. Tarr dies during the Term, the Company will provide to Mr. Tarr's surviving spouse a benefit for her lifetime in an annual amount equal to 50% of the benefit which Mr. Tarr would have received under the preceding paragraph if he had remained employed by the Company until October 31, 1996 (or if such death occurs after October 31, 1996, then until the expiration of the Extension during which such death occurs) and had received his full base salary and 50% of his maximum bonus (or in the case of fiscal 1996, the full guaranteed bonus described above).

     In the event the Company terminates Mr. Tarr's employment without Cause, as defined below, or in the event Mr. Tarr terminates his employment for Good Reason, as defined below, then the Company will (a) pay to Mr. Tarr his base salary and the maximum annual bonuses as though he had remained employed until October 31, 1996 (or, if such termination occurs after October 31, 1996, then until the expiration of the Extension during which such termination occurs), (b) pay to Mr. Tarr from and after October 31, 1996 (or the expiration of the Extension, as the case may be) the consulting fees that would have been payable to him, as described below, and (c) pay retirement and survivor benefits as though he had remained employed until October 31, 1996 or until the expiration of the Extension during which such termination occurs.

     If a Change of Control of the Company occurs, as defined below, and, within two years following such Change of Control, the Company terminates Mr. Tarr's employment without Cause, or Mr. Tarr terminates his employment for Good Reason, the Company will pay to Mr. Tarr a lump sum equal to the greater of (a) the total amount he would have received had he remained in the employ of the Company until October 31, 1996 (or the expiration of the Extension in which the termination occurred) and received his full base salary and 50% of the maximum annual bonuses (or, in the case of fiscal 1996, the full guaranteed bonus) or
(b) three times the sum of his base salary and maximum annual bonus for the year in which termination occurs. Mr. Tarr is also entitled to receive the actuarial equivalent of the retirement and survivor benefits to which he and his surviving spouse would have been entitled had he not been terminated. A Change of Control exists if (a) more than 20% of the voting power of the Company is beneficially owned by a person or group and the Smith Family Group has at such time less than 50.1% of the voting power of all classes of stock of the Company entitled to vote in an election of directors; (b) the Smith Family Group does not have sufficient voting power to prevent the Company from consummating a merger, consolidation, sale of its assets or dissolution; or (c) the members of the Board of Directors at the time the Employment Agreement was executed (the "Incumbent Directors") cease to constitute a majority of the Board, provided that any person who became a director subsequent to the execution of the Employment Agreement and whose nomination was approved by at least a majority of the Board is considered an Incumbent Director for purposes of the Employment Agreement.

     Mr. Tarr's employment may be terminated by the Company for Cause only in the event of his willful and continuing failure to perform his duties under the Employment Agreement or his conviction for or plea of nolo contendere to a felony or any other crime which involves fraud, dishonesty, or moral turpitude. Mr. Tarr may terminate his employment for Good Reason only if (a) he is assigned duties which are inconsistent with his position as President and Chief Executive Officer of the Company, (b) the Company fails to comply with its obligations under the Employment Agreement, (c) the Company requires Mr. Tarr to relocate beyond a 15 mile radius from Chestnut Hill, Massachusetts, (d) the Board of Directors of the Company fails to appoint Mr. Tarr as Chairman of the Board and assign to him the powers and duties of that position when Richard A. Smith ceases to serve in that position, (e) the Company fails to obtain a satisfactory agreement from any successor to substantially all of the business of the Company to assume the Company's obligations under the Employment Agreement, or (f) the Company purports to terminate Mr. Tarr's employment other than as expressly permitted by the Employment Agreement.

     During the 12-month period following the expiration of the Term, Mr. Tarr will be bound by certain non-competition provisions and will provide consulting services to the Company for a consulting fee equal to 50% of his base salary for the last 12 months of his employment and $4,000 per day for each day he renders services in excess of 10 days per month.

     Pursuant to the Employment Agreement, on November 25, 1991, Mr. Tarr received a grant of 100,000 shares of restricted Common Stock under the Company's 1988 Stock Incentive Plan and a non-qualified stock option (together with stock appreciation rights) under that Plan to purchase 220,200 shares of the Company's Common Stock at a price of $15.90 per share (as adjusted in connection with the spinoff of the Company's motion picture exhibition business in December 1993 as described in Note 5 to the Summary Compensation Table). Mr. Tarr is not entitled to receive any additional restricted stock or stock option grants through October 31, 1996. As of January 19, 1996, 80% of the stock options (and related stock appreciation rights) had become exercisable. The balance of the stock options and related stock appreciation rights become exercisable on May 1, 1996.

     Effective December 17, 1992, pursuant to the recommendation of the Compensation Committee, Mr. Tarr and the Company entered into a Supplemental Agreement providing for the vesting of all of the shares of restricted Common Stock previously granted to Mr. Tarr. As a result of the foregoing, Mr. Tarr recognized taxable income, and the Company recognized a corresponding deduction, in the amount of $2,830,500. The Company took this action in part to preserve tax benefits which might have been lost in the event tax laws were enacted which would have limited the Company's right to deduct compensation amounts over certain levels.

     As a result of the accelerated vesting of the restricted shares, Mr. Tarr paid $1,018,980 in federal and state income taxes for 1992, and the Company subsequently loaned this amount (the "Reimbursement Loan") to Mr. Tarr, without interest. The Supplemental Agreement provides that Mr. Tarr will repay the Reimbursement Loan in 16 equal consecutive quarterly installments of principal beginning June 15, 1993, subject to acceleration of the full amount in the event Mr. Tarr's employment with the Company should terminate for any reason. At January 19, 1996, $318,432 remained outstanding under this loan. In addition, should Mr. Tarr's employment with the Company terminate because of a breach by him of the Employment Agreement, he will pay to the Company an amount, in cash or Company stock (the "Restricted Stock Obligation"), equal to the value of the restricted shares which would have not yet vested under the terms of Mr. Tarr's Employment Agreement and a previous restricted stock grant before they were modified by the Supplemental Agreement. This is intended to put the Company in the same position it would have been had the Supplemental Agreement not been executed. Both the Reimbursement Loan and the Restricted Stock Obligation are secured by the Company's right to set off any amounts payable by the Company to Mr. Tarr.

     B. In August 1990, a trust established by Mr. and Mrs. Richard A. Smith entered into an agreement with the Company whereby the Company, with the approval of the Compensation Committee, agreed to make advances of the portion of the premiums not related to term insurance payable on a split dollar life insurance policy purchased by the trust on the joint lives of Mr. and Mrs. Smith. The Company will make such advances for not more than nine years, after which time the premiums may be paid through policy loans. The Company is entitled to reimbursement of the amounts advanced, without interest, upon the first to occur of (a) the death of the survivor of Mr. and Mrs. Smith or (b) the surrender of the policy. These advances are secured by a collateral assignment of the policy to the Company. During fiscal 1995, 1994, and 1993, the Company advanced $419,075, $422,898, and $426,216, respectively, toward the payment of such premiums.

     C. The principal purpose of the Company's 1983 Key Executive Stock Purchase Loan Plan (the "Loan Plan"), which provides loans to key employees to finance the purchase of shares of the Company's stock, is to encourage the acquisition and retention of Company stock by such employees so that the continuing proprietary interest of such employees in the Company may serve as an additional incentive to them.

     Each loan made to date under the Loan Plan is evidenced by a secured promissory note bearing interest at a rate determined by the Compensation Committee. The unpaid principal amount of any loan becomes due and payable seven months after the loan participant's employment with the Company or any of its subsidiaries has terminated. The Compensation Committee, in its discretion, may extend any loan which becomes due and payable by reason of such termination for an additional term not exceeding five months. The unpaid principal amount of a loan of a participant who ceases to be a Company employee by reason of retirement, disability, involuntary discharge or death, or who resigns more than four years after the date of the loan, shall be repayable at the option of the participant (or his legal representative, as the case may be) either in cash or in the number of Company shares obtained with the proceeds of the loan.

     The aggregate unpaid principal amount of all stock purchase loans outstanding under the Loan Plan may not exceed $5,000,000 at any time, subject, however, to the right of the Board of Directors upon the recommendation of the Compensation Committee to increase the aggregate outstanding loan limitation to not more than 3/4 of 1% of the Company's total assets as most recently made public by the Company at the time of such action, excluding for this purpose the assets of The Neiman Marcus Group, Inc. The aggregate amount of outstanding indebtedness to the Company on January 19, 1996 under the Loan Plan was $550,993.

     The following table describes (a) the largest amount of indebtedness outstanding under the Loan Plan during fiscal 1995, (b) the amount of indebtedness outstanding on January 19, 1996, and (c) the weighted average rate of interest on indebtedness outstanding on January 19, 1996 for the executive officers of the Company who had loans in excess of $60,000 during fiscal 1995 or subsequent thereto.

                                                   LARGEST        INDEBTEDNESS        WEIGHTED
                                                INDEBTEDNESS     OUTSTANDING AT       AVERAGE
                                                 OUTSTANDING       JANUARY 19,     INTEREST RATE
                                               IN FISCAL 1995         1996           PER ANNUM
                                               ---------------   ---------------   --------------
Mr. Tarr (1).................................      $985,928          $250,000           2.55%
Mr. Cook.....................................       334,752                 0            --
Mr. Geller...................................       244,856           186,443           5.65%
Mr. Farwell(2)...............................       150,141                 0            --
Mr. Sawin(3).................................       100,175           100,175           4.74%
Mr. Gibbons(4)...............................        85,313            14,375           6.00%

---------------

(1) The Company has also made loans to Mr. Tarr pursuant to his Employment Agreement and Supplemental Agreement. Mr. Tarr has repaid the loan made to him under the Employment Agreement. At January 19, 1996, the principal amount outstanding under the loan made under the Supplemental Agreement was $318,431. For further information, see paragraph A under "Transactions Involving Management."

(2) Mr. Farwell is the Vice President -- Corporate Relations of the Company.

(3) Mr. Sawin is the Vice President -- Planning and Analysis of the Company.

(4) Mr. Gibbons is the Vice President and Treasurer of the Company.


                       -----------------------------

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and Stock Performance Graph shall not be deemed to be incorporated by reference into any such filings, nor shall such sections of this proxy statement be deemed to be incorporated into any future filings made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is composed of Maurice Segall (Chairman), William F. Connell, Jack M. Greenberg, Lynn Morley Martin and Hugo Uyterhoeven. The members of the Compensation Committee are all independent directors.

Compensation Policies

     The principal objectives of the Company's executive compensation program are to reward competitively its executive officers in order to attract and retain excellent management and to provide incentives to executive officers that will most sharply focus their attention on the goal of building profitability and shareholder value.

     Early in each fiscal year, the Committee considers the recommendations of the Chief Executive Officer, which are supported by data generated by the Company's Human Resources Department, for each component of compensation for the Company's executive officers. The Committee reviews those recommendations and then approves them or makes such modifications as it deems appropriate.

     The principal components of the Company's compensation program are:

     Base Salary:

          Base salary is determined with reference both to salary survey information from recognized compensation consulting firms and to each executive officer's level of responsibility, experience and performance. The salary survey data is used to establish benchmark amounts for both base salary and total cash compensation for each executive position. Comparisons are made to a broad range of companies or, depending on an executive's level of responsibility, to groups of profit centers or divisions within such companies, with the principal selection criteria for comparisons being similar revenues to the Company or to the group or division within the Company. While there are no hard and fast rules which bind the Committee, the Company generally sets its salary and total cash compensation benchmarks (assuming that maximum bonuses are achieved) for executive officers at the 75th percentile of the comparison group of companies in order to both reflect the Company's size (in terms of revenues) and complexity (in terms of diversity of operating business) and to compete for and retain the best management talent available. Because the Company is involved in a variety of businesses and competes for executives with a broad range of major companies, the Committee believes that comparison information from the broadest group of companies is the most appropriate reference for setting cash compensation amounts. The Committee accordingly does not limit its comparison information for compensation purposes to the companies included in the peer groups in the Stock Performance Graph.

          The Committee reviews in detail the base salary levels for each of the executive officers of the Company. While the Committee uses the benchmarks as a reference point, a particular individual's base salary may vary from the benchmark depending upon his salary history, experience, individual performance, contractual obligations of the Company, guidelines determined by the Chief Executive Officer with respect to salary increases for the entire Company and the subjective judgment of the Committee.

     Executive Incentive Bonus Plan:

          Bonuses are awarded under this plan based on the achievement of performance objectives by the Company and individual executive officers. The bonus program puts significant amounts of total cash compensation at risk for executive officers, with the intent of focusing their attention on achieving both the Company's performance goals and their individual goals, thereby contributing to profitability and building shareholder value.

          Shortly after the beginning of each fiscal year, the Compensation Committee considers the recommendations of the Chief Executive Officer for the Company's performance goals for the current year, the executive officers who should participate in the plan for that year, and the maximum bonus values attainable by them. The Committee reviews those recommendations and then approves them or makes such modifications as it deems appropriate. The plan allows for maximum bonuses ranging from 30% to 75% of base salary.

          The principal performance measure which determines the payment of bonuses for executive officers is the Company's earnings goal established by the Committee shortly after the beginning of the fiscal year. The earnings goal established for fiscal 1995 was an amount of net income that was exceeded by the Company's actual net income for fiscal 1995 as it appears on the line "Net earnings" in the Company's Consolidated Statements of Earnings. For executives with responsibilities at the group or division level, a performance target relating to the financial results of that group or division is established.

          In addition, each of the Company's senior executive officers prepares and agrees with the Chief Executive Officer on individual performance goals which must be achieved in addition to the Company's performance target in order for an executive to get his full bonus. Individual performance goals typically include achievement of specific tasks.

          Absent extraordinary circumstances, if the corporate performance target is exceeded, bonus awards are not increased over the maximum bonus values established by the Committee. If the performance target is not met, bonus awards will, in all probability, be reduced at the discretion of the Committee. If the Company falls sufficiently short of its performance target, there is a presumption that bonuses would not be paid absent special circumstances. Depending on the individual executive officer, factors such as the performance of a business unit or units for which the executive officer is responsible and achievement of individual performance goals are considered in the decision to award a bonus. If corporate and/or business unit performance targets are met, but an individual falls short of his performance goals, the individual's bonus could be reduced or eliminated in the discretion of the Committee.

          The bonuses awarded to the named executive officers in fiscal 1995 were determined by an assessment of all of the factors described above. While the Company exceeded its earnings goal in fiscal 1995, the bonuses awarded to the named executive officers in each case equaled their maximum bonus values.

     Stock Incentives:

          The Committee's purpose in awarding equity based incentives, principally in the form of stock options which vest over a period of five years and terminate ten years from the date of grant, is to achieve as much as possible an identity of interest between the executive officers and the long term interest of the stockholders. The Company's senior executive officers have always had a very significant equity ownership in the Company, and the Committee is of the view that this has been and continues to be a key factor in focusing the efforts of management in building shareholder value. The principal factors considered in determining which executive officers (including the named executive officers) were awarded stock options in fiscal 1995, and in determining the amounts of such awards, were salary levels, special circumstances such as promotions and contractual commitments, as well as the performance, experience and level of responsibility of each executive officer.

Compensation of the Chief Executive Officer

     Mr. Tarr's compensation for fiscal 1995 was determined by his Employment Agreement with the Company which was entered into after approval by the Compensation Committee in November 1991. Mr. Tarr's Employment Agreement is described earlier in this proxy statement.

     When the Committee approved Mr. Tarr's agreement, it considered all of the factors described above under the Compensation Policies caption as well as detailed information for chief executive officer positions at other large and complex companies which was developed by the Company's Human Resources Department acting under the ultimate supervision of Richard A. Smith, the Company's then Chairman and Chief

Executive Officer. This information included special reviews of chief executive officer compensation conducted at the request of the Company by William M. Mercer Incorporated and Hewitt Associates, two nationally recognized executive compensation consulting firms. Other factors which the Committee considered in approving Mr. Tarr's contract were his experience and performance with the Company, competition for chief executive officers of similar experience and ability, and planning for management succession.

     Mr. Tarr's Employment Agreement became effective after the Company completed the acquisition of Harcourt Brace & Company in November, 1991. In approving Mr. Tarr's agreement, the Committee considered the Company's need for continuity of strong and experienced senior management to focus on the integration of Harcourt Brace & Company into the Company's operations. Specifically, the Committee was of the view that a long term agreement with Mr. Tarr met the Company's need for stability during the period following the acquisition of Harcourt Brace & Company.

     Mr. Tarr was paid his full target bonus of 75% of base salary for fiscal 1995 because the Company exceeded the earnings goal established by the Committee for the 1995 fiscal year.

     In November 1991, Mr. Tarr received 100,000 shares of restricted stock and an option grant for 220,200 shares (adjusted to reflect the December 1993 spinoff of the Company's motion picture exhibition business) of stock pursuant to his Employment Agreement. The purpose of these grants was to put a substantial portion of Mr. Tarr's total compensation at risk and to sharply focus his attention on building shareholder value over the long term. Under the terms of his Employment Agreement Mr. Tarr is not entitled to receive any further grants of restricted stock or stock options during the initial term of his contract, which runs through October 31, 1996.

Compliance with the Internal Revenue Code

     The Internal Revenue Code (the "Code") generally disallows a tax deduction to public companies for compensation in excess of $1 million per year paid to each of the executive officers named in the Summary Compensation Table. Because Mr. Tarr's compensation is paid pursuant to his Employment Agreement, which became effective prior to February 17, 1993, his compensation for fiscal 1995 and 1996 is not subject to the $1 million limit on deductibility. Mr. Smith, whose compensation also exceeded $1 million in fiscal 1995, has deferred all of his fiscal 1995 compensation that would not have been deductible as a result of this provision of the Code, and has agreed to continue to defer income in future fiscal years so long as such compensation is not deductible by the Company under the Code. Under transition provisions of the Code, compensation resulting from awards under the Company's stock incentive plans is not subject to the deductibility limit at this time. The Committee will continue to monitor the requirements of the Code to determine what actions should be taken by the Company in order to preserve the tax deduction for executive compensation to the maximum extent, consistent with the Company's continuing goals of providing the executive officers of the Company with appropriate incentives and rewards for their performance.


                                            COMPENSATION COMMITTEE

                                            Maurice Segall, Chairman
                                            William F. Connell
                                            Jack M. Greenberg
                                            Lynn Morley Martin
                                            Hugo Uyterhoeven

                            STOCK PERFORMANCE GRAPH

     The following graph compares the total cumulative return over five years on the Company's Common Stock to the total cumulative return over the same period of the common stocks of companies in the Standard & Poor's 500 Stock Index and two Peer Indexes. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at October 31, 1990 and that all dividends were reinvested.

      Measurement Period              Harcourt          S&P 500        Peer Index      Peer Index
    (Fiscal Year Covered)           General, Inc.        Index           (NEW)           (OLD)
31-Oct-90                               100.00          100.00          100.00          100.00
31-Oct-91                               110.48          133.41          153.88          150.47
31-Oct-92                               164.53          146.69          156.93          163.42
31-Oct-93                               249.17          168.56          183.26          194.42
31-Oct-94                               233.72          175.06          221.48          214.87
31-Oct-95                               254.47          221.29          216.47          225.39


     Both Peer Indexes include companies in the publishing and specialty retailing industries. As a result of the sale of the insurance business at the end of fiscal 1994 and Contempo Casuals during fiscal 1995, the New Peer Index excludes the insurance peer group and The Limited, Inc.

     The common stocks of the companies in each group have been weighted annually at the beginning of each fiscal year to reflect relative stock market capitalization. The groups in the New Peer Index have been weighted 55% publishing and 45% specialty retailing based on the approximate contribution to the Company's fiscal 1995 operating earnings of each of those sectors. The companies which comprise the New Peer Index are:

                                SPECIALTY
        PUBLISHING              RETAILING
        ----------              ---------
Houghton Mifflin Company      Tiffany & Co.
John Wiley & Sons             Nordstrom, Inc.
McGraw-Hill, Inc.
Times Mirror Co.


     The groups in the Old Peer Index have been weighted 55% publishing, 30% specialty retailing and 15% insurance. The companies which comprise the Old Peer Index are the companies listed above as well as The

Limited, Inc. and several insurance companies, namely Jefferson-Pilot Corp., Lincoln National Corp., Providian Corp., Torchmark Corp., Unum Corp. and USLIFE Corp.

     The comparisons provided in this graph are not intended to be indicative of possible future performance of the Company's stock. In addition, it should be noted that (i) the Company had no publishing or insurance operations prior to the acquisition of Harcourt Brace & Company in November 1991, (ii) the Company sold its insurance business on October 31, 1994, and (iii) the Company's subsidiary, The Neiman Marcus Group, Inc., sold its Contempo Casuals business on June 30, 1995.

            2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Although Delaware law does not require that the selection by the Board of Directors of the Company's auditors be approved each year by the stockholders, the Board of Directors believes it is appropriate to submit its selection to the stockholders for their approval and to abide by the result of the stockholders' vote. The Board of Directors recommends that the stockholders ratify the appointment of Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending October 31, 1996.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions from stockholders. The Company paid or accrued approximately $1.3 million on account of audit, tax and consulting services rendered by Deloitte & Touche LLP for the fiscal year ended October 31, 1995. Deloitte & Touche LLP also serves as the independent auditors for The Neiman Marcus Group, Inc.

     Approval of the proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year requires a favorable vote of a majority of the issued and outstanding Common Stock and Class B Stock, voting together as a single class, represented and entitled to vote at the meeting. Abstentions will be treated as votes cast. Broker non-votes will be treated as present but not voting. On this proposal, abstentions and broker non-votes will have the same effect as votes against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING OCTOBER 31, 1996.

                               3.  OTHER MATTERS

     The Board of Directors knows of no other matters which are likely to be brought before the meeting. If any other matters should be properly brought before the meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                           DEADLINE FOR SUBMISSION OF
                   1997 STOCKHOLDER PROPOSALS AND NOMINATIONS

     In order for stockholder proposals to be considered by the Company for inclusion in the proxy material for the Annual Meeting of Stockholders to be held in 1997, they must be received by the Company at its principal executive offices by November 1, 1996. Any nominations for the Board of Directors must also be received no later than November 1, 1996. See "Meetings and Committees of the Board of Directors -- Nominating Committee."

                                           By Order of the Board of Directors

                                                 ERIC P. GELLER
                                                   Secretary

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, IF YOU ARE A HOLDER OF COMMON STOCK OR CLASS B STOCK, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

PROXY

                             HARCOURT GENERAL, INC.
COMMON STOCK AND                                                COMMON STOCK AND
  CLASS B STOCK                                                   CLASS B STOCK
    PROXY                                                              PROXY

                ANNUAL MEETING OF STOCKHOLDERS -- MARCH 8, 1996

        Richard A. Smith, Robert J. Tarr, Jr. and Eric P. Geller, and each of them (a majority of those present and acting to have all the powers hereunder), with several powers of substitution, are hereby authorized to represent and vote all shares of Common Stock and/or Class B Stock of the undersigned at the Annual Meeting of Stockholders of Harcourt General, Inc. to be held at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts, on Friday, March 8, 1996 at 10:00 a.m. and at any adjournments thereof. The undersigned hereby revokes any Proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated February 2, 1996 and a copy of the Annual Report for the year ended October 31, 1995.

       The shares represented by this Proxy will be voted as directed by the undersigned. The Board of Directors of Harcourt General,Inc. recommends a vote FOR the nominees set forth below and FOR proposal 2. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE SO VOTED.

ELECTION OF CLASS C DIRECTORS                   ELECTION OF CLASS A DIRECTOR
NOMINEES:    Brian J. Knez                      NOMINEE:  Gary L. Countryman
             Jeffrey R. Lurie
             Lynn Morley Martin
             Paula Stern
             Clifton R. Wharton, Jr.

                        (SEE REVERSE SIDE TO CAST VOTE.)

                CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE

/X/ Please mark
    votes as in
    this example.

--------------------------------------------------------------------------------
       The Board of Directors recommends a vote FOR Proposals 1 and 2.
--------------------------------------------------------------------------------

                   FOR   WITHHELD                      FOR  AGAINST  ABSTAIN
1. Election of     / /   / /       2. Approval of the  / /    / /     / /
   Directors (See                     appointment of
   reverse).                          Deloitte & Touche
                                      LLP as independent
                                      auditors of the Company
                                      for the current fiscal year.


/ /
--------------------------------------
For all nominees except as noted above
--------------------------------------------------------------------------------

                        MARK HERE                   MARK HERE
                        FOR ADDRESS   / /           IF YOU PLAN    / /
                        CHANGE AND                  TO ATTEND
                        NOTE AT LEFT                THE MEETING

                        For joint accounts, each owner should sign.
                        Executors, Administrators, Trustees, etc., should give full title.

                        Signature:                      Date
                                  ---------------------      ----------------
                        Signature:                      Date
                                  ---------------------      ----------------

                        CONFIDENTIAL VOTING INSTRUCTIONS
                   TO: WACHOVIA BANK OF NORTH CAROLINA, N.A.
                              AS TRUSTEE UNDER THE
                             HARCOURT GENERAL, INC.
                         EMPLOYEE STOCK OWNERSHIP PLAN
            WITH RESPECT TO THE ANNUAL MEETING OF STOCKHOLDERS OF
                   HARCOURT GENERAL, INC. - MARCH 8, 1996

I hereby instruct the Trustee to vote (in person or by proxy) all shares of Common Stock of Harcourt General, Inc. which are credited to my account under the above-referenced Plan at the Annual Meeting of Stockholders of Harcourt General Inc. to be held at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts on Friday, March 8, 1996 at 10:00 a.m. and at any adjournments thereof. The undersigned hereby revokes any voting instruction previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated February 2, 1996 and a copy of the Annual Report for the year ended October 31, 1995.

    The shares represented by this Instruction Card will be voted by the Trustee as directed by the undersigned. The Board of Directors of Harcourt General, Inc. recommends a vote FOR the nominees set forth below and FOR proposal 2. IF THIS INSTRUCTION CARD IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THIS INSTRUCTION CARD WILL BE SO VOTED.

ELECTION OF CLASS C DIRECTORS                   ELECTION OF CLASS A DIRECTOR

NOMINEES:    Brian J. Knez                      NOMINEE:  Gary L. Countryman
             Jeffrey R. Lurie
             Lynn Morley Martin
             Paula Stern
             Clifton R. Wharton, Jr.

                        (SEE REVERSE SIDE TO CAST VOTE.)

                CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE

/X/ Please mark
    votes as in
    this example.

            This Instruction Card is solicited by the Plan Trustee

-------------------------------------------------------------------------------
       The Board of Directors recommends a vote FOR Proposals 1 and 2.
-------------------------------------------------------------------------------

                   FOR   WITHHELD                      FOR  AGAINST  ABSTAIN
1. Election of     / /     / /     2. Approval of the  / /    / /     / /
   Directors (See                     appointment of
   reverse).                          Deloitte & Touche
                                      LLP as independent
                                      auditors of the Company
                                      for the current fiscal year.


/ /
    ----------------------------------
For all nominees except as noted above
--------------------------------------------------------------------------------

                        MARK HERE                   MARK HERE
                        FOR ADDRESS   / /           IF YOU PLAN    / /
                        CHANGE AND                  TO ATTEND
                        NOTE AT LEFT                THE MEETING

                        For joint accounts, each owner should sign.
                        Executors, Administrators, Trustees etc., should give full title.

                        Signature:                      Date
                                  ---------------------      ----------------
                        Signature:                      Date
                                  ---------------------      ----------------

                                                                        WACHOVIA
Wachovia Corporate Services, Inc.
Trust Services Division
301 North Main Street
Winston-Salem, North Carolina 27150-3099

                                                        February 5, 1996

TO:             Participants in the Harcourt General, Inc.
                Employees' Stock Ownership Plan

FROM:           Wachovia Bank of North Carolina, N.A.
                Trustee of the Employees' Stock Ownership Plan

        As a participant in Harcourt General, Inc. Employees' Stock Ownership Plan, which owns shares of Harcourt General Common Stock, you are entitled to instruct the Trustee on how to vote the shares of Common Stock in your account on matters scheduled to come before the Annual Meeting of Stockholders of Harcourt General, Inc. to be held on Friday, March 8, 1996.

        A proxy statement, confidential voting instruction card and return envelope are enclosed. Please complete, date and sign the voting instruction card and mail it promptly in the return envelope to exercise your right to direct the Trustee with respect to shares of Harcourt General, Inc. allocated to your account.

        If you own shares of Harcourt General, Inc. outside of the Employees' Stock Ownership Plan, you will receive similar materials for those shares in a separate mailing. Please return both cards in their separate return envelopes if you wish to fully participate in the matters being submitted to the stockholders of Harcourt General, Inc.

Enclosures